UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 22, 2008
FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (515) 225-5400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
The following information is provided in response to inquiries by investors requesting detailed information about exposure to certain investments. The information is issued in a Form 8-K so that it is available to all investors. The following is an overview of FBL Financial Group, Inc.’s investment in commercial mortgage loans, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, collateralized debt obligations and municipal bonds. All values are as of December 31, 2007.
Commercial Mortgage Loans
At December 31, 2007, FBL had commercial mortgage loans totaling $1.2 billion, which is 11.0% of total investments. These are diversified by geography, property type and loan size, and are collateralized by the related properties. We underwrite these loans conservatively, with either strong real estate and/or credit lease fundamentals. We have a long history of extremely low delinquency rates, with no loans currently in default. Our mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. Information regarding the collateral type and related geographic location within the United States follows:

	Mortgage Loan	Percent of
Collateral Type	Carrying Value	Total
	(Dollars in thousands)
Office	$426,005	34.9%
Retail	386,506	31.6
Industrial	373,449	30.6
Other	35,613	2.9

Total	$1,221,573	100.0%

	Mortgage Loan	Percent of
Region of the United States	Carrying Value	Total
	(Dollars in thousands)
South Atlantic	$284,872	23.3%
East North Central	242,899	19.9
Pacific	228,366	18.7
West North Central	158,538	13.0
Mountain	127,055	10.4
West South Central	69,739	5.7
Other	110,104	9.0

Total	$1,221,573	100.0%

Currently new loans are generally $5 million to $25 million in size, with an average loan size of $3.7 million and an average loan term of 11 years. The average loan-to-value of the current outstanding principal balance to the appraised value at origination is 59%. The majority of these loans amortize principal, with only 7.2% that are interest only loans.

Residential Mortgage-Backed Securities, Commercial Mortgage-Backed Securities and Other Asset-Backed Securities
At December 31, 2007, FBL had structured products (residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities) totaling $2.7 billion, which is 24.1% of our total investments. They break down into residential mortgage-backed securities at 16.7%; commercial mortgage-backed securities at 5.1%; and asset-backed securities at 2.3%. We purchased these structured products when we felt they offered a very attractive risk return scenario. Our investment portfolio’s allocation to structured products peaked in 2004 and has been declining since that time as we have invested most of our new money in corporate bonds.
The following table sets forth the amortized cost, par value and carrying value of our mortgage- and asset-backed securities summarized by type of security:

	Amortized Cost	Par Value	Carrying Value
	(Dollars in thousands)
Residential mortgage-backed securities:
Sequential	$1,277,207	$1,303,336	$1,244,758
Pass-through	199,854	200,024	200,900
Planned and targeted amortization classes	327,667	331,133	321,764
Other	101,040	102,019	96,648

Total residential mortgage-backed securities	1,905,768	1,936,512	1,864,070
Commercial mortgage-backed securities	578,510	578,416	570,057
Other asset-backed securities	288,274	289,173	251,846

Total mortgage and asset-backed securities	$2,772,552	$2,804,101	$2,685,973

A summary of our mortgage and asset-backed portfolios by collateral type is as follows:

		Estimated
	Amortized	Market
	Cost	Value
	(Dollars in thousands)
Government agency	$423,831	$427,097
Prime	925,225	901,041
Alt-A exposure
Mortgage-backed securities	580,322	558,678
Asset-backed securities	204,336	170,184

Total Alt-A exposure	784,658	728,862
Subprime asset-backed securities	30,146	29,259
Commercial mortgage	578,510	570,057
Non-mortgage	30,182	29,657

Total	$2,772,552	$2,685,973

The following table sets forth our residential mortgage-backed securities by type and origination year:

	Government & Prime		Alt-A		Total
		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value
			(Dollars in thousands)
Origination year
2007	$223,245	$225,086	$60,236	$58,313	$283,481	$283,399
2006	10,068	10,133	25,857	22,818	35,925	32,951
2005	9,920	9,913	—	—	9,920	9,913
2004 and prior	1,082,213	1,060,260	494,229	477,547	1,576,442	1,537,807

Total	$1,325,446	$1,305,392	$580,322	$558,678	$1,905,768	$1,864,070

Our residential mortgage-backed portfolio is seasoned with most securities in the 2003 and 2004 vintage years, with subordination that has increased since origination. Additionally, much of our residential mortgage-backed portfolio has collateral with lower loan-to-value ratios compared to issues in more recent vintage years due to principal paydowns and because the loans were originated before significant appreciation in real estate values in 2005 and 2006. These securities are fixed rate, AAA rated, and the majority are very simple structures — either direct pass throughs, sequential payers or planned amortization class structures.
The following table sets forth our mortgage related other asset-backed securities by type and origination year:

	Government & Prime		Alt-A		Subprime		Total
		Estimated		Estimated		Estimated		Estimated
	Amortized	Market	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)
Origination year
2007	$9,995	$9,172	$30,979	$27,501	$—	$—	$40,974	$36,673
2006	9,746	9,659	136,551	107,504	—	—	146,297	117,163
2005	—	—	25,961	24,749	30,146	29,259	56,107	54,008
2004 and prior	3,869	3,915	10,845	10,430	—	—	14,714	14,345

Total	$23,610	$22,746	$204,336	$170,184	$30,146	$29,259	$258,092	$222,189

Within our other asset-backed structured product category, we have minimal exposure to subprime securities. At year end, we had three subprime securities with a market value totaling $29.3 million. This exposure is small and represents only 0.3% of our total investments. These subprime issues are all AAA rated, fixed rate and were originated in 2005.
We expect delinquency rates and loss rates will increase in the future; however, we continue to expect to receive payments in accordance with contractual terms of our securities, largely due to the seniority of our claims on the collateral, represented by AAA rated securities.

Our exposure to the Alt-A and subprime home equity loan sectors is limited to investments in structured securities collateralized by senior tranches of commercial or residential mortgage loans with this exposure. We do not own any direct investments in subprime lenders or adjustable rate mortgages. At December 31, 2007, all mortgage and asset-backed securities with subprime or Alt-A exposure, except for one, are AAA rated. We held one asset-backed security with an amortized cost of $12.0 million and an estimated market value of $8.9 million, which had a “BBB+” rating at December 31, 2007.
The other asset-backed securities are primarily sequential securities. Our mortgage related other asset-backed securities are second lien, fixed rate home-equity loans. The following table sets forth the loan type of our Alt-A and subprime mortgage related other asset-backed securities.

	Alt-A		Subprime
	Amortized	Estimated Market	Amortized	Estimated
	Cost	Value	Cost	Market Value
		(Dollars in thousands)
High loan-to-value (1)	$137,518	$117,748	$—	$—
Piggyback second (2)	40,485	30,609	—	—
Other home equity	26,333	21,827	30,146	29,259

Total	$204,336	$170,184	$30,146	$29,259

(1)	Greater than combined 100% loan-to-value.

(2)	A loan in which the buyer takes a first mortgage to finance part of the value of the property and a second mortgage to finance another part of the value.
Our other asset-backed portfolio includes $115.7 million of securities that are wrapped by bond insurers, which provides additional credit enhancement for the investment. We believe these securities were underwritten at investment grade levels excluding any credit enhancing protection.
Our commercial mortgage-backed securities have cash flows that are less sensitive to interest rate changes than residential mortgage-backed securities because of the prepayment restrictions on many of the underlying commercial mortgage loans.
Collateralized Debt Obligations
At December 31, 2007, FBL had collateralized debt obligations (CDOs) with an amortized cost of $65.3 million and a market value of $46.7 million, which is 0.4% of total investments. These are included in the corporate securities portfolio. One CDO is partially backed by subprime mortgages and has an amortized cost of $10.0 million and a market value of $1.5 million at December 31, 2007. This security has been impacted by the loss of market liquidity and spread widening. At December 31, 2007, this security is rated investment grade by two major rating agencies, remains adequately collateralized and is expected to continue its principal and interest payments. We have not recorded an other-than-temporary impairment loss on this security because we have the ability and intent to hold this investment until a recovery of fair value, which may be maturity. Our other investments in CDOs are backed by investment grade credit default swaps with no home equity exposure. These are all actively managed investments rated AA or above with a carrying value totaling $45.2 million and unrealized loss (gross and net) of $10.1 million at December 31, 2007.

Municipal Bonds
At December 31, 2007, FBL had municipal bonds totaling $1.3 billion, which is 11.2% of total investments. This includes investments in general obligation, revenue, military housing and municipal housing bonds. Our investment strategy is to utilize municipal bonds in addition to corporate bonds, as we believe they provide additional diversification and historically low default rates compared with similarly rated corporate bonds.
We evaluate the credit strength of the underlying issues on both a quantitative and qualitative basis, excluding insurance, prior to acquisition. The majority of the municipal bonds we hold are investment grade credits without consideration of insurance. The insolvency of one or more of the credit enhancing entities would be a meaningful short-term market liquidity event, but would not dramatically increase our investment portfolio’s risk profile.
A summary of our insured and uninsured municipal holdings by rating of the insurer and underlying issue is as follows:

					Insured Bonds				Total Bonds by
			Insured Bonds by		By Underlying		Total Bonds by		By Underlying
	Uninsured Bonds		Insurer Rating		Issue Rating		Insurer Rating		Issue Rating
	Carrying	% of	Carrying	% of	Carrying	% of	Carrying	% of	Carrying	% of
Rating	Value	Total	Value	Total	Value	Total	Value	Total	Value	Total
					(Dollars in thousands)
AAA	$99,332	38.9%	$994,467	99.7%	$47,151	4.7%	$1,093,799	87.3%	$146,483	11.7%
AA	112,912	44.2	3,075	0.3	316,797	31.8	115,987	9.3	429,709	34.3
A	9,987	3.9	—	—	302,980	30.4	9,987	0.8	312.967	25.0
BBB	31,367	12.3	—	—	57,983	5.8	31,367	2.5	89,350	7.1
BB	1,759	0.7	—	—	—	—	1,759	0.1	1,759	0.1
NR (1)	—	—	—	—	272,631	27.3	—	—	272,631	21.8

	$255,357	100.0%	$997,542	100.0%	$997,542	100.0%	$1,252,899	100.0%	$1,252,899	100.0%

(1)	No formal public rating issued. Approximately 53% of the non-rated securities relate to military housing bonds, which we believe have an “A-” shadow rating; approximately 31% are revenue obligation bonds; and approximately 16% are general obligation bonds. Insurance on these bonds is provided by AMBAC Assurance Corporation (64%), Financial Security Assurance, Inc. (18%), MBIA Insurance Corporation (11%); Financial Guaranty Insurance Co. (6%) and other (1%).
We do not directly own any fixed income or equity investments in bond insurers. A summary of the primary insurers of the municipal bonds we hold follows:

	Equivalent
Bond Insurer	S&P Rating	Total
		(Dollars in thousands)
AMBAC Assurance Corporation	AAA	$347,471
MBIA Insurance Corporation	AAA	201,409
Financial Security Assurance, Inc.	AAA	146,297
Financial Guaranty Insurance Co. (1)	AAA	143,275
All others (4 insurers in 2007 and 2006) (2)		159,090

		$997,542

(1)	Rating changed to AA on January 31, 2008.

(2)	Includes 98.1% in AAA rated insurers and 1.9% non-rated insurers.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FBL FINANCIAL GROUP, INC.
(Registrant)
Date: February 22, 2008
/s/ James P. Brannen
James P. Brannen
Chief Financial Officer